Exhibit 99.1

Jounce Therapeutics Reports First Quarter 2021 Financial Results

- Enrollment on track in both the Phase 1 INNATE trial of JTX-8064 (LILRB2 / ILT4) and the biomarker selected Phase 2 SELECT trial of Vopratelimab in combination with Pimivalimab -
- Ended the quarter with $271.3 million in cash, cash equivalents and investments -
- Company to host conference call and webcast today at 8:00 AM ET -

CAMBRIDGE, Mass., May 4, 2021 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results for the first quarter ended March 31, 2021 and provided a corporate update.

“Jounce made meaningful progress this quarter as we continue to advance our two proof of concept studies, grow our discovery and development IO pipeline, and add to our strong balance sheet. We also welcomed a new Chief Scientific Officer, Dr. Dmitri Wiederschain, who brings more than 15 years of pharmaceutical industry experience and a broad knowledge of contemporary immuno-oncology approaches,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “We are at an exciting point in Jounce’s development, with the leadership, capital and resources, and scientific and clinical development acumen needed to move beyond our next set of inflection points. We remain committed to our core strategy of translational science, biomarker approaches, and targeting new immune mechanisms in our goal of bringing the right immunotherapies to the right patients.”

Pipeline Update & Highlights:
JTX-8064 (LILRB2 / ILT4)
•Initiated enrollment in the Phase 1 INNATE trial of JTX-8064: In January 2021, Jounce initiated enrollment in INNATE, a Phase 1 clinical trial of JTX-8064 alone and in combination with its PD-1 inhibitor, JTX-4014, now known as pimivalimab, or an approved PD-1 inhibitor. INNATE remains on track for the opening of eight expansion cohorts in the second half of the year, one with JTX-8064 monotherapy, and seven in combination with a PD-1 inhibitor.
•Presented JTX-8064 preclinical data at the American Association for Cancer Research (AACR) Annual Meeting: In April 2021 at AACR, Jounce presented data describing how expression profiles of LILRB2 mRNA, the proprietary Tumor Associated Macrophage (“TAM”) signature, and an interferon gamma signature were used to identify tumor types that may benefit most from JTX-8064 treatment, alone or in combination with a PD-1 inhibitor. This data was used to inform the tumor types in the expansion cohorts of the INNATE trial.

•Trial in progress posters to be presented at the American Society of Clinical Oncology (ASCO) 2021 Annual Meeting: On June 4, 2021 Jounce will present a trial in progress poster at the ASCO Annual Meeting on INNATE. The poster will include the study design and the rationale for indications chosen for the expansion cohorts. Eight expansion cohorts will be opening for enrollment in the second half of 2021, one with JTX-8064 and seven with JTX-8064 plus a PD-1 inhibitor.

Vopratelimab (ICOS) and Pimivalimab (PD-1)
•Continued enrollment in the Phase 2 SELECT trial of vopratelimab: Enrollment continues in SELECT, a randomized Phase 2 trial to evaluate vopratelimab in combination with pimivalimab versus pimivalimab alone in immunotherapy naïve, TISvopra biomarker-selected, second line non-small cell lung cancer patients. Jounce is on track to report data from the SELECT trial in 2022. The SELECT trial will also provide additional important single agent data for pimivalimab in a new biomarker selection paradigm.
•Trial in progress poster to be presented at the ASCO 2021 Annual Meeting: On June 4, 2021 Jounce will present a trial in progress poster at the ASCO Annual Meeting on SELECT. The poster will describe the study design, TISvopra biomarker, and patient selection strategy of the SELECT trial.

JTX-1811 (CCR8)
•Progressed JTX-1811 toward IND: Jounce continues to progress JTX-1811, a potential first-in-class antibody designed to bind to CCR8 and selectively deplete immunosuppressive tumor-infiltrating T regulatory cells. JTX-1811 remains on track for an investigational new drug application (“IND”) clearance in 2021 at which point Gilead Sciences, Inc. will take over clinical development and potential commercialization.

Discovery Pipeline
•Productive discovery engine with the goal of an IND every 12 to 18 months: Jounce continues to invest in and advance its growing immuno-oncology pipeline. The broad discovery pipeline includes multiple programs targeting diverse immune cell types and PD-(L)1 inhibitor resistance mechanisms.

First Quarter 2021 Financial Results:
•Cash position: As of March 31, 2021, cash, cash equivalents and investments increased to $271.3 million, compared to $213.2 million as of December 31, 2020. The increase was primarily due to receipt of $60.6 million in net proceeds from the follow-on public offering completed in March 2021 and receipt of $30.2 million in net proceeds from sales under Jounce’s at-the-market offering program (“ATM”), offset by operating expenses incurred during the period.
•License and collaboration revenue: License revenue of $1.5 million was recognized during the first quarter of 2021 and was comprised solely of non-cash revenue related to research and transition services performed under the Gilead License Agreement. Jounce did not recognize any license or collaboration revenue in the first quarter of 2020.

•Research and development expenses: Research and development expenses were $20.5 million for the first quarter of 2021, compared to $19.6 million for the same period in 2020. The increase in research and development expenses was primarily due to increased manufacturing and IND-enabling activities performed for our development programs, offset by decreased clinical and regulatory costs attributable to reduced spend on vopratelimab.
•General and administrative expenses: General and administrative expenses were $7.6 million for the first quarter of 2021, compared to $7.5 million for the same period in 2020. The increase in general and administrative expenses was primarily due to increased stock-based compensation expense.
•Net loss: Net loss was $26.5 million for the first quarter of 2021, resulting in basic and diluted net loss per share of $0.58. Net loss was $26.4 million for the same period in 2020, resulting in a basic and diluted net loss per share of $0.78. The increase in net loss was primarily attributable to increased operating expenses, offset by revenue recognized in the first quarter of 2021.

Financial Guidance:
Based on its current operating and development plans, Jounce continues to expect gross cash burn on operating expenses and capital expenditures for the full year 2021 to be approximately $95.0 million to $110.0 million.
Given the strength of its balance sheet, Jounce expects its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements through the second quarter of 2023.
Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 1389694. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of Jounce's website at www.jouncetx.com. The webcast will be archived and made available for replay on Jounce’s website approximately two hours after the call and will be available for 30 days.

About Jounce Therapeutics:
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce currently has multiple development stage programs ongoing while simultaneously advancing additional early-stage assets from its robust discovery engine based on its Translational Science Platform. Jounce’s highest priority program, JTX-8064, is a LILRB2 (ILT4) receptor antagonist shown to reprogram immune-suppressive tumor associated macrophages to an anti-tumor state in preclinical studies. A Phase 1 clinical trial, named INNATE, of JTX-8064 as a monotherapy and in combination with pimivalimab (formerly JTX-4014), Jounce’s internal PD-1 inhibitor, or an approved PD-1 inhibitor is currently enrolling patients with advanced solid tumors. Jounce’s most advanced product candidate, vopratelimab, is a monoclonal antibody that binds to and activates ICOS, and is currently being studied in the SELECT Phase 2 trial. Pimivalimab is a PD-1 inhibitor intended for combination use in the INNATE and SELECT trials and with Jounce’s broader pipeline. Additionally, Jounce exclusively licensed worldwide rights to JTX-1811, a monoclonal antibody targeting CCR8 and designed to selectively deplete T regulatory cells in the tumor microenvironment, to Gilead Sciences, Inc. For more information, please visit www.jouncetx.com.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding financial guidance, operating expenses and capital expenditures; the timing, progress, results and release of data for clinical trials of vopratelimab, pimivalimab and JTX-8064; identification, selection and enrollment of patients for Jounce’s clinical trials; the use of pimivalimab in combination with Jounce’s other product candidates; and the timing, progress and results of preclinical studies and development of Jounce’s product candidates, including JTX-1811, and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as “expect,” “goal,” “plan,” “on track,” “will” or similar terms, variations of such terms or the negative of those terms. Although Jounce believes that the expectations reflected in the forward-looking statements are reasonable, Jounce cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; Jounce’s ability to successfully manage its clinical trials; the development plans of its product candidates and any companion or complementary diagnostics; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses and capital expenditures; and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and Jounce undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenue:
License and collaboration revenue—related party	$1,539	$—
Operating expenses:
Research and development	20,507	19,646
General and administrative	7,615	7,539
Total operating expenses	28,122	27,185
Operating loss	(26,583)	(27,185)
Other income, net	49	750
Loss before provision for income taxes	(26,534)	(26,435)
Provision for income taxes	1	8
Net loss	$(26,535)	$(26,443)
Net loss per share, basic and diluted	$(0.58)	$(0.78)
Weighted-average common shares outstanding, basic and diluted	45,962	34,029

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	March 31,	December 31,
	2021	2020
Cash, cash equivalents and investments	$271,286	$213,188
Working capital	$254,088	$192,067
Total assets	$305,153	$244,236
Total stockholders’ equity	$279,454	$211,294

Investor and Media Contacts:
Malin Deon
Jounce Therapeutics, Inc.
+1-857-259-3843
mdeon@jouncetx.com

Mark Yore
Jounce Therapeutics, Inc.
+1-857-200-1255
myore@jouncetx.com